Exhibit 99.1

For Immediate Release

Contacts:	Linda H. Simmons	William C. DeWitt
Chief Financial Officer	Corporate Communications
(401) 574-1652	(401) 574-1541

Bancorp Rhode Island, Inc. Announces Second Quarter 2008 Earnings of $2.24 Million

Net Interest Margin Increases 27 Basis Points; Board Votes to Increase Dividend

PROVIDENCE, R.I., July 24, 2008 – Bancorp Rhode Island, Inc. (NASDAQ: BARI), the parent company of Bank Rhode Island, today announced net income for the second quarter 2008 of $2.24 million, an increase of two percent from $2.19 million in the second quarter 2007. The company’s diluted earnings per share (EPS) were $0.48 for the second quarter 2008, up nine percent from $0.44 in the second quarter 2007.

Total assets ended the second quarter 2008 at $1.49 billion, unchanged from the first quarter 2008, and up from $1.47 billion a year ago. The bank’s commercial loan portfolio ended the second quarter 2008 at $630.77 million, up 9 percent from $576.95 million in the prior quarter and up 16 percent from $542.71 million in the second quarter 2007. Residential mortgage and consumer loan balances declined compared to the prior quarter and year over year as the bank continued its strategic conversion to a more commercially oriented balance sheet.

Nonperforming loans at June 30, 2008 totaled $6.98 million, compared to $8.62 million in the prior quarter and $2.29 million a year ago. As a percentage of total assets, nonperforming loans ended the second quarter 2008 at 0.47 percent, compared to 0.58 percent in the first quarter 2008 and 0.16 percent in the second quarter 2007. The second quarter’s provision for loan and lease losses increased to $970 thousand compared to $285 thousand in the prior quarter and $100 thousand a year ago. Net charge offs for the second quarter 2008 were $402 thousand, as compared to $7 thousand in the second quarter 2007. The provision for loan losses was increased in the second quarter 2008 primarily due to growth in the commercial loan portfolio.

The company continues to be well capitalized with a Tier 1 capital ratio of 7.89 percent and a total risk-weighted capital ratio in excess of 12.50 percent.

Net interest margin for the second quarter of 2008 expanded to 3.24 percent, an increase of 27 basis points from both the first quarter of 2008 and the second quarter of 2007.

Total deposits were $1.04 billion at the end of the second quarter 2008, compared to $1.04 billion at the prior quarter end and $1.03 billion a year ago. The overall cost of interest bearing deposits was reduced by 73 basis points during the second quarter.

Noninterest expense was $9.61 million in the second quarter 2008, compared to $9.46 million in the prior quarter and $9.62 million in the second quarter 2007.

“Our second quarter results reflect the continued execution of our strategic plan,” said Bancorp Rhode Island, Inc. president and chief executive officer Merrill W. Sherman. “We are pleased with our commercial loan generation, and our disciplined pricing has enabled us to maintain our deposit base while significantly increasing our net interest margin. For the six months ending June 30, year over year, we have expanded revenues five percent while keeping expenses flat. We believe that our strong capital base should allow us to take advantage of opportunities in this environment.”

As a result of the Board of Directors’ confidence in the company’s long-term growth, the Board approved a $0.01, or six percent, increase in the Company’s dividend to $0.17 per share. This reflects the second time in the past four quarters that the dividend was increased. The dividend will be paid on September 3, 2008 to shareholders of record on August 13, 2008.

Bancorp Rhode Island, Inc. will host a conference call at 10:00 a.m. Eastern Daylight Time (EDT) on Thursday, July 24, to discuss its second quarter 2008 earnings. The conference call can be accessed by dialing toll free (800) 762-8779 or via webcast at the company's website, http://www.bankri.com/investorrelations.

There will be a playback of the call available until 11:59 p.m. EDT on Saturday, July 26, 2008. The replay dial-in number is (800) 406-7325. When prompted, enter the conference ID number 3894089. The webcast will be archived on the "Investor Relations" page of the company's website at http://www.bankri.com/investorrelations.

Bancorp Rhode Island, Inc. is the parent company of Bank Rhode Island, a full-service, FDIC-insured, state-chartered financial institution. The Bank, headquartered in Providence, Rhode Island, operates 16 branches throughout Providence, Kent and Washington Counties.

This release may contain "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent the company's present expectations or beliefs concerning future events. The company cautions that such statements are necessarily based on certain assumptions which are subject to risks and uncertainties, including, but not limited to, changes in general economic conditions and changing competition which could cause actual future results to differ materially from those indicated herein. Further information on these risk factors is included in the company's filings with the Securities and Exchange Commission.

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BANCORP RHODE ISLAND, INC.

Selected Financial Highlights (unaudited)

	June 30, 2008	December 31, 2007
Balance Sheet Data:	(Dollars in thousands, except per share data)

Total Assets	$1,490,054	$1,477,119
Total Loans and Leases	1,060,304	1,038,132
Nonperforming Loans	6,983	4,149
Allowance for Loan Losses	13,161	12,619
Allowance for Nonperforming Loans	188.47%	304.15%
Allowance to Total Loans	1.24%	1.22%
Total Deposits	1,040,514	1,014,780
Total Shareholders’ Equity	113,094	113,108

Book Value Per Share	$24.75	$24.79
Tangible Book Value Per Share	$22.12	$22.21

	Quarter Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
(Dollars in millions)

Average Balance Sheet Data:

Average Total Assets	$1,483	$1,462	$1,474	$1,461
Average Total Loans	1,044	1,009	1,038	1,005
Average Total Interest-bearing Liabilities	1,174	1,145	1,169	1,147
Average Total Equity	114	115	114	114

	Quarter Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
(Dollars in thousands, except per share data)

Income Statement Data:

Interest and Dividend Income	$19,981	$21,315	$40,513	$42,417
Interest Expense	8,553	11,023	18,781	21,897
Net Interest Income	11,428	10,292	21,732	20,520
Provision of Loan and Lease Losses	970	100	1,255	200
Noninterest Income	2,492	2,664	5,395	5,226
Noninterest Expense	9,612	9,624	19,072	19,135
Income Before Income Taxes	3,338	3,232	6,800	6,411
Income Tax Expense	1,097	1,038	2,233	2,039
Net Income	$2,241	$2,194	$4,567	$4,372

Data Per Common Share:

Earnings Per Common Share – Basic	$0.49	$0.45	$1.00	$0.91
Earnings Per Common Share – Diluted	$0.48	$0.44	$0.99	$0.88
Average Common Shares Outstanding – Basic	4,562,652	4,839,355	4,559,928	4,827,331
Average Common Shares Outstanding - Diluted	4,633,910	4,958,234	4,636,299	4,959,929

Selected Operating Ratios:

Net Interest Margin	3.24%	2.97%	3.11%	2.97%
Return on Assets	0.61%	0.60%	0.62%	0.60%
Return on Equity	7.90%	7.63%	8.07%	7.72%
Efficiency Ratio(1)	69.05%	74.28%	70.31%	74.32%

_______________

(1) Calculated by dividing total noninterest expenses by net interest income plus noninterest income.

BANCORP RHODE ISLAND, INC.

Consolidated Balance Sheets (unaudited)

	June 30, 2008	December 31, 2007
	(In thousands)
ASSETS:
Cash and due from banks	$27,810	$20,465
Overnight investments	1,750	17,097
Total cash and cash equivalents	29,560	37,562
Investment securities available for sale (amortized cost of $61,963 and $77,193, respectively)	60,785	76,986
Mortgage-backed securities available for sale (amortized cost of $276,202 and $258,094, respectively)	273,027	258,195
Total available for sale securities	333,812	335,181
Stock in Federal Home Loan Bank of Boston	15,671	15,671
Loans and leases receivable:
Commercial loans and leases	630,773	573,668
Residential mortgage loans	223,801	248,728
Consumer and other loans	205,730	215,736
Total loans and leases receivable	1,060,304	1,038,132
Allowance for loan and lease losses	(13,161)	(12,619)
Net loans and leases receivable	1,047,143	1,025,513
Premises and equipment, net	13,097	13,721
Goodwill	12,019	11,772
Accrued interest receivable	5,627	6,557
Investment in bank-owned life insurance	24,703	24,186
Prepaid expenses and other assets	8,422	6,956
Total assets	$1,490,054	$1,477,119
LIABILITIES:
Deposits:
Demand deposit accounts	$190,084	$172,634
NOW accounts	59,937	65,191
Money market accounts	5,197	6,054
Savings accounts	407,670	396,838
Certificate of deposit accounts	377,626	374,063
Total deposits	1,040,514	1,014,780
Overnight and short-term borrowings	50,494	66,795
Wholesale repurchase agreements	10,000	10,000
Federal Home Loan Bank of Boston borrowings	247,731	241,505
Subordinated deferrable interest debentures	13,403	13,403
Other liabilities	14,818	17,528
Total liabilities	1,376,960	1,364,011
SHAREHOLDERS’ EQUITY:
Preferred stock, par value $0.01 per share, authorized 1,000,000 shares:
Issued and outstanding: none	--	--
Common stock, par value $0.01 per share, authorized 11,000,000 shares:
Issued: (4,921,170 shares and 4,867,121 shares, respectively)	49	49
Additional paid-in capital	71,616	70,123
Treasury stock, at cost (352,250 shares and 305,200 shares, respectively)	(12,055)	(10,189)
Retained earnings	56,314	53,194
Accumulated other comprehensive loss, net	(2,830)	(69)
Total shareholders’ equity	113,094	113,108
Total liabilities and shareholders’ equity	$1,490,054	$1,477,119

BANCORP RHODE ISLAND, INC.

Consolidated Statements of Operations (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(In thousands, except per share data)

Interest and dividend income:
Commercial loans and leases	$9,742	$9,761	$19,548	$19,240
Residential mortgage loans	3,037	3,446	6,333	6,947
Consumer and other loans	2,774	3,390	5,837	6,742
Mortgage-backed securities	3,455	2,734	6,687	5,603
Investment securities	759	1,534	1,460	2,867
Federal Home Loan Bank of Boston stock dividends	58	265	255	546
Overnight investments	156	185	393	472
Total interest and dividend income	19,981	21,315	40,513	42,417
Interest expense:
NOW accounts	37	100	105	201
Money market accounts	19	25	48	63
Savings accounts	1,691	2,667	4,178	5,139
Certificate of deposit accounts	3,584	4,450	7,692	8,890
Overnight and short-term borrowings	213	636	644	1,303
Wholesale repurchase agreements	133	134	268	330
Federal Home Loan Bank of Boston borrowings	2,650	2,640	5,370	5,231
Subordinated deferrable interest debentures	226	371	476	740
Total interest expense	8,553	11,023	18,781	21,897
Net interest income	11,428	10,292	21,732	20,520
Provision for loan and lease losses	970	100	1,255	200
Net interest income after provision for loan and lease losses	10,458	10,192	20,477	20,320
Noninterest income:
Service charges on deposit accounts	1,448	1,388	2,883	2,704
Net gains on lease sales and commissions on loans originated for others	100	336	319	723
Income from bank-owned life insurance	262	260	517	511
Loan related fees	144	194	307	349
Commissions on nondeposit investment products	245	171	455	291
Gain on sale of available for sale securities	--	--	242	--
Other income	293	315	672	648
Total noninterest income	2,492	2,664	5,395	5,226

Noninterest expense:
Salaries and employee benefits	5,000	5,285	10,139	10,547
Occupancy	864	896	1,729	1,802
Data processing	708	734	1,427	1,438
Professional services	854	600	1,489	1,252
Marketing	369	427	733	800
Equipment	266	334	574	667
Loan servicing	151	193	318	386
Loan workout and other real estate owned	80	(5)	236	4
Other expenses	1,320	1,160	2,427	2,239
Total noninterest expense	9,612	9,624	19,072	19,135
Income before income taxes	3,338	3,232	6,800	6,411

Income tax expense	1,097	1,038	2,233	2,039
Net income	$2,241	$2,194	$4,567	$4,372
Per share data:
Basic earnings per common share	$0.49	$0.45	$1.00	$0.91
Diluted earnings per common share	$0.48	$0.44	$0.99	$0.88

Average common shares outstanding – basic	4,562,652	4,839,355	4,559,928	4,827,331
Average common shares outstanding – diluted	4,633,910	4,958,234	4,636,299	4,959,929